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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT
                              --------------------

                  THIS EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of the date indicated below by and between DATATRAK INTERNATIONAL, INC., an Ohio corporation with its principal place of business at 20600 Chagrin Boulevard, Suite 1050, Cleveland, Ohio 44122 ("Company") and JEFFREY A. GREEN (the "Employee").

                                   WITNESSETH:
                                   -----------

                  WHEREAS, on or about July 1, 1994, Employee entered into an Employment Agreement with Collaborative Clinical Research, Inc., pursuant to which Employee was retained as President and Chief Executive Officer of Collaborative Clinical Research, Inc.; and

                  WHEREAS, following the sale of Collaborative Clinical Research, Inc.'s clinical research division, Collaborative Clinical Research, Inc. changed its name to DATATRAK International, Inc.; and

                  WHEREAS, the Company desires to retain Employee as its President and Chief Executive Officer, to include nomination to the Company's Board of Directors, and Employee desires to be so retained; and

                  WHEREAS, Employee and the Company desire to enter into an agreement expressly indicating the terms and conditions of their relationship.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Employee agree as follows:

                  1. DUTIES. During the Term of this Agreement, as those terms are defined herein, Employee shall, under the general supervision of the Company's Board of Directors, serve as President and Chief Executive Officer and devote his skill and experience to serving the interests of the Company. The Company agrees to nominate Employee as an officer and director of the Company, and Employee agrees to accept election to and serve as an officer and director of the Company. During the course of his employment, Employee shall at all times, faithfully, industriously and to the best of his abilities, perform all duties that reasonably may be required of him by virtue of his position. Employee shall devote his full business time and efforts to the affairs of the Company.

                  2. SALARY. The Company will pay Employee a base salary of One Hundred Eighty Thousand ($180,000) per year in accordance with the Company's payroll practices, or in such other periodic method to which both parties agree, minus appropriate withholdings and deductions. The Company will review Employee's compensation hereunder on an annual basis, and may adjust the above-indicated level, in its sole discretion, based on Employee's performance of his duties hereunder and/or the performance of the Company, provided, however, that the Company shall not reduce the Employee's salary to be paid in any



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succeeding year to an amount less than the Employee's base salary as established herein or as increased over time without Employee's written agreement. Both parties agree that the above reference to an "annual base salary" or to other benefits of employment, including but not limited to bonuses, does not in any way guarantee and/or add to the express length of employment of Employee, other than as set forth herein.

                  3. BONUS PLANS. The Company may pay Employee additional compensation in the form of a discretionary bonus and/or pursuant to Company established bonus plan(s) that the Company may have in effect from time to time for similarly-situated employees. The Company reserves the right to modify or cancel any bonus plan(s) that it may have in effect at any given time. The Company will be obligated to pay all amounts earned and due to Employee prior to the modification or cancellation of any established bonus plans. The bonus may be paid in cash, in equity securities of the Company, in stock options, or in any combination thereof at the Company's discretion.

                  4. STOCK OPTION PLAN. Employee shall be eligible to participate in any stock option plan(s) that the Company may make available from time to time for similarly situated employees. The granting of stock options will be pursuant to the terms and conditions of a separate Stock Option Agreement.

                  5. BENEFITS. During the Term of this Agreement, Employee shall be entitled to participate in any employment benefit plans which are maintained or established by the Company for its similarly-situated employees, including enrollment in medical, dental, and life insurance policies or plans, as well as a 401K plan, and all paid holidays afforded to other similarly-situated employees.

                  During the Term of this Agreement, Employee shall receive a monthly automobile allowance in the amount of $350 and shall be reimbursed for expenses reasonably incurred in connection with the business of the Company.

                  6. VACATIONS. During the Term of this Agreement, Employee shall be entitled to annual paid vacation time equal to twenty (20) days, to be taken at a time or times acceptable to the Company and otherwise consistent with the terms and conditions of this Agreement and the Company's vacation pay policy.

                  7. RELOCATION EXPENSES. During the Term of this Agreement, if Employee is required by the Company to relocate his permanent residence to a location outside of Northeastern Ohio, then the Company will reimburse Employee for all reasonable relocation expenses, including the expense of moving Employee's possessions and reasonable expenses incurred in travel to the new location for the purpose of locating housing. The Company will further reimburse Employee for all reasonable temporary housing expenses at the new location for the first 90 days after the date requested by the Company for the Employee's relocation.

                   7.1 REAL ESTATE BROKER'S COMMISSIONS. The Company will reimburse



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Employee for reasonable licensed real estate broker's commission (Broker's Fee)
incurred by Employee in the sale of the Employee's permanent residence if Employees is required by the Company to relocate his permanent residence to a location outside of Northeastern Ohio. The Employee will provide the Company with appropriate documentation to support the Broker's Fee incurred by Employee.

                  8. TERM AND TERMINATION OF AGREEMENT. This Agreement shall commence on the date signed by both parties as indicated below and shall continue for a period of one (1) year (the "Initial Term"), unless sooner terminated as provided in Sections 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8 or 8.9 of this Agreement. This Agreement will renew automatically for successive one (1) year periods (the "Renewal Period," and collectively with the Initial Term, the "Term") unless previously terminated or either party gives notice of non-renewal at least 90 days prior to the commencement of such Renewal Period.

                  8.1 TERMINATION FOR DEATH. This Agreement shall terminate automatically upon the Employee's death. With the exception of any benefits under the Company's employee benefit plans, and any stock options that have vested under the Company's Stock Option Plan(s) which may inure to the benefit of Employee's beneficiaries, upon Employee's death, the Company shall have no further obligations under the terms and conditions of this Agreement. If Employee's employment is terminated pursuant to this section during the Term of this Agreement, employee shall be entitled to his salary through the date of such termination, payment for any pro-rata bonus earned and due at the time of termination pursuant to any (if any) bonus plan(s) the Company may have in effect at the time of termination, and to any other employee benefits maintained or established by the Company for its similarly situated employees.

                  8.2 TERMINATION FOR DISABILITY. The Company and the Employee acknowledge and agree that the essential functions of the Employee's position are unique and critical to the Company and that a disability condition which causes the Employee to be unable to perform the essential functions of his position with or without reasonable accommodations for a period in excess of one hundred twenty (120) calendar days will constitute an undue hardship on the Company. If the Company determines in good faith upon medical certification and in consultation with Employee and, if necessary or appropriate, with Employee's physician(s), that the Employee is disabled and unable to perform the essential function of his position with or without reasonable accommodations, it may give Employee written notice of its intention to terminate Employee's employment. If Employee's employment is terminated pursuant to this section during the Term of this Agreement, employee shall be entitled to his salary through the date of such termination, payment for any pro-rata bonus earned and due at the time of termination pursuant to any (if any) bonus plan(s) the Company may have in effect at the time of termination, and to any other employee benefits maintained or established by the Company for its similarly situated employees.

                  8.3 TERMINATION BY COMPANY FOR CAUSE. During the Term of this Agreement, the Company may terminate Employee's employment for cause by written




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notification citing the specific reasons for termination. For purposes of this
Agreement, "Cause" means:

                           (1) Employee's conviction of a felony involving moral
turpitude or a felony in connection with his employment;

                           (2) Employee's theft, fraud, embezzlement, material
willful destruction of property or material disruption of the operations of the Company;

                           (3) Employee's use or possession of illegal drugs
and/or unauthorized use or possession of alcohol on Company premises or reporting to work under the influence of same; or

                           (4) Employee's engaging in conduct, in or out of the
workplace, which in the Company's reasonable determination has an adverse effect on the reputation or business of the Company;

                  Under any such termination for Cause, all rights, benefits, obligation and duties of the parties hereunder shall immediately cease, except any compensation due and owing through the date of termination and/or fringe benefits which have vested on Employee's behalf prior to such termination, if any, and except for the covenants of Employee set forth in Section 9 of this Agreement.

                  8.4 SUSPENSION. In the event Employee engages in conduct subjecting Employee to potential civil or criminal liability which could have an adverse effect upon the Company's reputation or business or is related to Employee's duties and responsibilities, the Company reserves the right to immediately suspend Employee with pay, pending investigation and/or the outcome of the matter.

                  8.5 TERMINATION BY EMPLOYEE WITHOUT GOOD REASON/NON-RENEWAL BY EMPLOYEE. During the Term of this Agreement, Employee may terminate his employment and this Agreement at any time for any or no reason upon at least 30 days written notice by the Employee directly to the Company's Board of Directors. Prior to and/or during any Renewal Period, Employee may also terminate this Agreement by giving a notice of non-renewal at least 120 days prior to the commencement of the next Renewal Period. Employee acknowledges and agrees that a voluntary resignation, termination, or retirement by Employee during the Term of this Agreement as described in this Section 8.5, and/or a notice of non-renewal by Employee prior to and/or during any Renewal Period as described in this Section 8.5, shall result in the termination of this Agreement and all rights and obligations under this Agreement shall immediately cease, except any fringe benefits or stock options which have vested on Employee's behalf prior to such termination.

                  8.6 TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may terminate his employment hereunder at any time during the Term of this Agreement for "Good Reason."



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"Good Reason" shall mean (a) the Company's material breach of this Agreement, or
(b) the failure of the Shareholders of the Company to elect Employee to the Company's Board of Directors and/or other act of the Company to remove Employee from the Company's Board of Directors, or (c) except in connection with the termination by the Company of Employee's employment in strict compliance with the terms of this Agreement, the Board of Directors of the Company shall have
(i) failed to elect Employee as an officer of the Company or shall have removed him from any of such offices, (ii) failed to vest Employee with the powers and authority customarily associated with such offices, or (iii) in any other way significantly diminished Employee's responsibilities, duties, powers or authority. Prior to any Termination by Employee for Good Reason pursuant to this
Section 8.6, Employee shall provide the Company with sixty (60) calendar days' written notice of the acts and/or omissions of the Company which Employee asserts constitute "Good Reason," and if, at the conclusion of that sixty (60) calendar period, the Company has not undertaken reasonable efforts to cure or correct the alleged acts and/or omissions, then Employee may terminate his employment pursuant to this Section 8.6. In the event of any termination under this Section 8.6, Employee shall be entitled to receive (a) his Base Salary through the date of such termination and for a period of two (2) years following the date of such termination.

                  8.7 TERMINATION BY COMPANY FOR SUFFICIENT REASON. The Company may terminate Employee's employment hereunder at any time during the Term of this Agreement for Sufficient Reason. "Sufficient Reason" shall mean the good faith determination by the majority of the Board of Directors that Employee shall have failed (i) to adequately perform his/her duties as an officer of the Company; (ii) to exercise and employ a level of judgment and skill in the management of the Company and the supervision of its employees commensurate with his position and comparable to the judgment and skill employed by executives of companies of similar size and development; or (iii) to achieve the business objectives for Employee or the Company mutually established from time to time by the Board of Directors of Executive and Employee (with such business objectives stated in the Company's Annual Business Plan to be developed by Employee and approved by the Board of Directors). Prior to any Termination by Company for Sufficient Reason pursuant to this Section 8.7, the Company shall provide sixty
(60) calendar days' written notice approved by the majority of the Company's Board of Directors stating the acts and/or omissions of Employee which the Company asserts constitute "Sufficient Reason," and if, at the conclusion of that sixty (60) calendar period, Employee has not undertaken reasonable efforts to cure or correct the alleged acts and/or omissions, then the Company may terminate Employee's employment pursuant to this Section 8.7. In the event of any termination under this Section 8.7, Employee shall be entitled to receive
(a) his Base Salary through the date of such termination and for a period of one
(1) year following the date of such termination and (b) any accrued and unpaid expense reimbursement as of the date of termination.

                  8.8 TERMINATION OTHER THAN FOR CAUSE, DEATH, DISABILITY OR SUFFICIENT REASON; TERMINATION BY NON-RENEWAL. During the Term of this Agreement, the Company may terminate the Employee for other than Cause, Death, Disability, or Sufficient Reason at any time, upon not less than thirty (30) days notice. Prior to and/or during any Renewal Period, the Company may also terminate this Agreement by giving a notice of non-renewal at least 90 days






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prior to the commencement of the next Renewal Period. In the event the Company exercises its right to terminate the Employee other than for Cause, Death, Disability, or Sufficient Reason during the Term of this Agreement as described in this Section 8.8, and/or gives a notice of non-renewal prior to and/or during any Renewal Period as described in this Section 8.8, Employee shall at the time of such termination be entitled to receive (a) his Base Salary through the date of such termination and for a period of two (2) years following the date of such termination.

                  8.9 CHANGE OF CONTROL. If a Change of Control (as defined in this section) shall occur during the Term of this Agreement, and Employee's employment is (a) not continued by the purchaser or successor or (b) there is a material change in the Employee's role, duties, responsibility or title following a Change of Control and Employee voluntarily terminates his employment and this Agreement therefor, Employee shall be entitled to receive (i) his salary through the date of such non-continuation and for a period of one (1) year after such non-continuation. For purposes hereof, the term "Change of Control" shall mean (A) the sale of all or substantially all of the assets of the Company, (B) the sale of a majority of the outstanding shares of capital stock of the Company entitled to vote in a single transaction or series of related transactions (except with respect to a public offering of the Company's shares of capital stock), (C) the consummation of a merger, consolidation or similar transaction involving the Company in which the holders of the Company's capital stock immediately prior to the transaction do not retain at least a majority of the voting power of the Company surviving the merger or its parent Company, or (D) the complete liquidation or dissolution of the Company.

                  8.10 BINDING ARBITRATION. In the event, upon termination of Employee's employment, a disagreement exists between Employee and the Company as to which section of this Section 8 governs such termination (i.e., if the party terminating Employee's employment (the "Terminating Party") claims that "Cause", "Good Reason", "Sufficient Reason" or "Disability" exists and the other party (the "Disputing Party") disputes such claim), the issue of which section should govern such termination shall be submitted by the parties to binding arbitration in accordance with the provisions of this Section 8.10. Within thirty (30) days after termination of Employee's employment the Disputing Party may challenge the claimed basis for termination by giving written notice (the "Dispute Notice") of such challenge to the Terminating Party. Within thirty (30) days after delivery of such Dispute Notice, the parties shall appoint an independent arbitrator experienced in employment matters who shall determine which section of this
Section 8 applies to the termination. In the event the parties cannot agree on an arbitrator within thirty (30) days after delivery of the Dispute Notice, then each party shall appoint one arbitrator, and the two arbitrators shall appoint a third arbitrator. In either case, the determination of the arbitrator or the majority of the arbitrators, as the case may be, shall be final and binding upon both Employee and the Company. The authority of the arbitrators hereunder shall be limited to determining which section of this Section 8 governs, and the arbitrators shall not have authority to reinstate Employee, to alter the amount of the payment due to Employee under the applicable section of this Section 8, or to award Employee or the Company any other amounts by way of damages or otherwise. Any arbitration hereunder shall be conducted in Cleveland, Ohio in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. In the event the Disputing party fails to give



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the Dispute Notice within the thirty (30) day period provided above, all rights of the Disputing Party to challenge the claimed basis for termination shall expire.

         9. RESTRICTIVE COVENANTS OF EMPLOYEE. Employee acknowledges that the services rendered to the Company are special, unique, and of extraordinary character; that the market for the Company's services and products is worldwide; and that through the Internet, World Wide Web, and/or other media of electronic commerce, the Company regularly transacts business on a worldwide basis. In light of those factors, Employee acknowledges that the following covenants are reasonable and necessary for the protection of the Company's reasonable business interests.

                  9.1 NON-COMPETITION. During the period of Employee's employment by the Company and, (i) in the case of the termination of Employee's employment under Sections 8.2, 8.6, or 8.9 hereof, for a period of one (1) year thereafter or, (ii) in the case of the termination of Employee's employment under any provision of Section 8 hereof other than Sections 8.2, 8.6, or 8.9, for a period of twenty four (24) months (the "Non-competition Period"), Employee shall not, directly or indirectly, whether as an individual on his own account, or as a partner, joint venturer, director, officer, employee, consultant, creditor and/or agent or otherwise, in any place in which the Company now or hereafter conducts business:

                  (a) Enter into or engage in any business which provides software and related web hosting, educational and training services, and/or other Applications Services Provider ("ASP") services, to customers in the pharmaceutical, biotech, and/or medical device industries to assist in the electronic capture of clinical trial patient data from clinical trial sites;

                  (b) Solicit customers, business, patronage or orders from, or perform other services for, any person, firm, association, corporation or other entity, engaged in any business, including without limitation, an Applications Services Provider, which directly or indirectly competes with the business of the Company or any parent or subsidiary of, or entity controlling, controlled by or under common control with the Company ("Company Affiliate"); or

                  (c) Promote or assist, financially or otherwise, any person, firm, association, corporation or other entity, engaged in any business, including without limitation, an Applications Services Provider, which competes with the current or future business of the Company or any Company Affiliate; provided, however, that the foregoing covenant shall not be deemed to have been violated solely by (i) the ownership of equity securities of an entity which competes with a future business of the Company or any Company Affiliate, to the extent that such securities are acquired prior to the date that the Company or Company Affiliate commences such future business; or (ii) the ownership for investment purposes of less than five percent (5%) of the equity securities of any entity which has equity securities listed on a national securities exchange or publicly traded in the over-the-counter market.

                  9.2 CONFIDENTIALITY AND WORK PRODUCT. Employee acknowledges that during his employment with the Company he has had and will have access to confidential information, knowledge, and data regarding the business of the Company and Company Affiliates, whether received, acquired or developed by him or otherwise, including, without



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limitation, trade secrets, design information, software programs, research methods and techniques, scientific data and formulae, pricing data, customer information and all other information or data relevant to the business of the Company (collectively, except any of the foregoing which is at the time generally known to the public and which did not become generally known through the breach of any agreement restricting its disclosure, "Proprietary Information"). Employee further acknowledges that in the course of his employment he may be producing designs, analyses, recommendations, reports, complications, software, studies and other worth product, acquiring information on behalf of the Company and any conceive of ideas, innovations, processes and improvements relating to the business of the Company (collectively, "Work Product"). As to the ownership, disclosure and use of Proprietary Information and Work Product, Employee agrees that, from and after the date hereof:

                  (a) he will promptly disclose in writing to the Company all Work Product;

                  (b) all Proprietary Information, all Work Product and all rights therein are and shall be the sole and exclusive property of the Company and all rights or interest of Employee therein are hereby assigned by Employee to the Company, and Employee will cooperate with and assist the Company from time to time, in any manner reasonably requested by the Company, in obtaining title or ownership therein or evidence thereof;

                  (c) Employee shall not divulge, disclose or communicate to any third party in any manner, directly or indirectly, Proprietary Information or Work Product;

                  (d) Employee will not use for his own benefit or purposes or for the benefit or purposes of any third party or permit or assist, by acquiescence or otherwise, any third party to use in any manner, directly or indirectly, Proprietary Information or Work Product;

                  (e) upon the termination of his employment, Employee will promptly deliver to the Company all Proprietary Information and Work Product, including, without limitation, any reproductions, copies, abstracts, summaries or other documents or records of Proprietary Information or Work Product; and

         9.3 NO INTERFERENCE. During the Non-competition Period, Employee agrees that he shall not:

                  (a) interfere with the contractual relationship of the Company, any Company Affiliate, customers, suppliers, employees or other which relate to the business of the Company or any Company Affiliate; or

                  (b) induce any employee or representative of the Company or any Company Affiliate not to continue as an employee or representative of the Company or any Company Affiliate;

                  (c) make remarks or take any other action which disparages or diminishes the



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reputation of the Company or any Company Affiliate;

                  (d) without limiting the generality of the foregoing, without the prior written consent of the Company's Board of Directors, directly or indirectly employ, whether as an employee, officer, director, agent, consultant or independent contractor, any person who was an employee, representative, officer or director of the Company or any Company Affiliate at any time during the six-month period prior to the date of such proposed employment; provided, however, that the covenants contained in this clause (d) shall not apply with respect to such person terminated by action of the Company or any Company Affiliate.

         9.4 INJUNCTIVE RELIEF. Both parties hereto recognize that the services to be rendered by Employee to the Company are special, unique and of extraordinary character; that the market for the Company's services and products is worldwide; that through the Internet, World Wide Web, and/or other media of electronic commerce, the Company regularly transacts business worldwide; and that if Employee hereafter fails to comply with the restrictions and obligations imposed upon him hereunder, the Company may not have an adequate remedy at law. Accordingly, the Company, in addition to any other rights which it may have, shall be entitled to seek injunctive relief to enforce such restrictions and obligations without the necessity of posting any bond.

         10. REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants to the Company that he has the capacity to enter into this Agreement that he is not a party to any agreement, arrangement or other understanding with any person or entity which might affect, restrain or conflict with the provisions of this Agreement and/or the services to be provided to the Company by Employee under this Agreement. Employee further certifies that he (i) has carefully read the entire contents of this Agreement before signing his/her name hereto, (ii) was encouraged and afforded sufficient opportunity by the Company to obtain independent legal advice prior to his executing this Agreement, (iii) fully understands all of the terms, conditions, restrictions and provisions set forth in this Agreement, particularly including, but not limited to, those restrictions contained in Section 9 hereof, (iv) agrees that such restrictions are necessary for the reasonable and proper protection of the Company's business, and (v) acknowledges that each such term, condition, restriction and provision is fair and reasonable with respect to the subject matter thereof.

         11. REFORMATION OF AGREEMENT; SEVERABILITY. In the event that any provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed-upon intent of the parties hereto that all remaining provisions or terms of the Agreement shall remain in full force and effect to the maximum extent permitted and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

         12. ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. Employee shall not assign this Agreement without the prior written consent of the Company.




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         13. NOTICE. Any notice required to be given under the terms of this
Agreement shall be in writing, and mailed to the recipient's last known address or delivered in person. If sent by registered or certified mail, such notice shall be effective when mailed; otherwise, it shall be effective upon delivery.

         14. ENTIRE AGREEMENT; AMENDMENTS: WAIVERS. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and replaces or supersedes any previous agreement on such subject matter. It may not be changed orally, but only by agreement, in writing, signed by each of the parties hereto. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of the Company at any time, or from time to time, to require performance of any of Employee's obligations under this Agreement shall in no manner affect the Company's right to enforce any provisions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

         15. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         16. COUNTERPARTS. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but all of which together shall constitute one and the same document.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the conflict of law provisions thereof.

                  EXECUTED THIS 5th DAY OF February, 2001.


                                            /s/ Jeffrey A. Green
                                            ------------------------------------
                                            JEFFREY A. GREEN (EMPLOYEE)

                                            DATATRAK INTERNATIONAL, INC.

                                            By:    /s/ Terry C. Black
                                                   -----------------------------

                                            TITLE: Vice President, Finance - CFO
                                                   -----------------------------



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